FOR IMMEDIATE RELEASE		August 4, 2009
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Web site:	Lisa Malagon, (602) 250-5671 www.pinnaclewest.com
PINNACLE WEST REPORTS LOWER SECOND-QUARTER EARNINGS
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $68.3 million, or $0.68 per diluted share of common stock, for the quarter ended June 30, 2009. These results compare with net income attributable to common shareholders of $133.9 million, or $1.33 per diluted share, for the same period a year ago.
The Company’s on-going consolidated earnings in the 2009 second quarter were $77.3 million, or $0.77 per share, compared with $89.2 million, or $0.88 per share in the comparable 2008 quarter. On-going earnings for both quarters exclude results for the Company’s real estate segment. Second-quarter 2008 on-going earnings also exclude income tax credits related to prior years of $30 million.
Arizona Public Service Co. (APS) reported a decrease in on-going earnings, recording income of $78.5 million for the 2009 second quarter, compared with $96.1 million in the 2008 like period. Rising costs incurred by APS to maintain reliability and expand its electric service were the primary factor driving the lower results. These costs included: seasonal power plant overhauls and system maintenance; increased expenses related to infrastructure additions; and lower mark-to-market valuations of fuel contracts. A decrease in kilowatt-hour sales, principally from commercial and industrial customers, also contributed to the diminished quarterly results. An interim retail rate increase implemented in January 2009 and modest customer growth partially offset the negative factors.
“The bottom line is our current electricity prices do not reflect our real cost of doing business,” said Pinnacle West Chairman Don Brandt. “We must continue working with our regulators to better match our prices and costs while continuing to control costs. Cost management alone will not provide the financial strength necessary for APS to reliably serve our customers and provide a fair return for our investors.”
Brandt cited APS’ proposed retail rate settlement pending before the Arizona Corporation Commission as an example of the progress being achieved on the regulatory front. “Our Company is focused on working with the Commission and other interested parties to find positive solutions to complex and difficult energy issues facing our customers now and going forward,” he said. “If approved as proposed, the settlement will provide a measure of price stability for APS customers, and enable APS to attract the capital that is critical to support a sustainable energy future for the state of Arizona.”
The settlement not only addresses pricing and earnings issues, added Brandt, it also promotes renewable resources, energy efficiency and environmental stewardship that provide the building blocks for a recovery of economic vitality for the state of Arizona.

PINNACLE WEST SECOND QUARTER EARNINGS	August 4, 2009 Page 2 of 2
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/investors.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2009 second-quarter results and recent developments at 12 noon (ET) today, August 4. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID Number 16241469. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, August 11, 2009, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11.9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.
PINNACLE WEST CAPITAL CORPORATION
ARIZONA PUBLIC SERVICE COMPANY

NON-GAAP FINANCIAL MEASURE RECONCILIATION
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	June 30, 2009		June 30, 2008
	$ in	Diluted	$ in	Diluted
	Millions	EPS	Millions	EPS
PINNACLE WEST CAPITAL CORPORATION
Net Income attributable to common shareholders	$68.3	$0.68	$133.9	$1.33
Adjustments:
Real estate segment	9.0	0.09	(14.7)	(0.15)
Income tax credits related to prior years	—	—	(30.0)	(0.30)

On-going Earnings	$77.3	$0.77	$89.2	$0.88

ARIZONA PUBLIC SERVICE COMPANY
Net Income	$78.5		$125.4
Adjustment:
Income tax credits related to prior years	—		(29.3)

On-going Earnings	$78.5		$96.1

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2009	2008	2009	2008
Operating Revenues
Regulated electricity segment	$812,510	$829,478	$1,415,088	$1,452,279
Real estate segment	16,763	23,365	35,129	49,631
Marketing and trading	—	22,508	—	52,960
Other revenues	10,782	9,162	19,231	17,899

Total	840,055	884,513	1,469,448	1,572,769

Operating Expenses
Regulated electricity segment fuel and purchased power	291,699	327,561	539,087	596,939
Real estate segment operations	23,693	30,594	53,974	61,551
Real estate impairment charge	632	—	211,938	—
Marketing and trading fuel and purchased power	—	18,687	—	42,673
Operations and maintenance	226,245	193,700	433,776	386,723
Depreciation and amortization	100,063	97,770	199,984	193,364
Taxes other than income taxes	32,887	33,251	67,015	66,403
Other expenses	7,733	6,822	14,200	12,760

Total	682,952	708,385	1,519,974	1,360,413

Operating Income (Loss)	157,103	176,128	(50,526)	212,356

Other
Allowance for equity funds used during construction	4,730	5,414	9,722	11,538
Other income	6,587	3,928	3,568	7,767
Other expense	(4,187)	(10,055)	(10,529)	(14,951)

Total	7,130	(713)	2,761	4,354

Interest Expense
Interest charges	58,951	51,521	114,757	106,223
Capitalized interest	(3,311)	(4,938)	(7,145)	(10,617)

Total	55,640	46,583	107,612	95,606

Income (Loss) From Continuing Operations Before Income Taxes	108,593	128,832	(155,377)	121,104

Income Taxes	37,600	16,025	(58,574)	14,484

Income (Loss) From Continuing Operations	70,993	112,807	(96,803)	106,620

Income (Loss) From Discontinued Operations Net of Income Taxes	(2,798)	21,055	(5,722)	22,769

Net Income (Loss)	68,195	133,862	(102,525)	129,389

Less: Net loss attributable to noncontrolling interests	(152)	—	(14,362)	—

Net Income (Loss) Attributable To Common Shareholders	$68,347	$133,862	$(88,163)	$129,389

Weighted-Average Common Shares Outstanding — Basic	101,109	100,653	101,048	100,587

Weighted-Average Common Shares Outstanding — Diluted	101,193	100,917	101,048	100,856

Earnings Per Weighted-Average Common Share Outstanding
Income (Loss) from continuing operations — basic	$0.70	$1.12	$(0.82)	$1.06
Net Income (Loss) attributable to common shareholders — basic	$0.68	$1.33	$(0.87)	$1.29
Income (Loss) from continuing operations — diluted	$0.70	$1.12	$(0.82)	$1.06
Net Income (Loss) attributable to common shareholders — diluted	$0.68	$1.33	$(0.87)	$1.28

Amounts Attributable To Common Shareholders
Income (Loss) from continuing operations, net of tax	$71,145	$112,807	$(82,441)	$106,620
Discontinued operations, net of tax	(2,798)	21,055	(5,722)	22,769

Net Income (Loss) attributable to common shareholders	$68,347	$133,862	$(88,163)	$129,389